Exhibit 4.3

VERSES TECHNOLOGIES INC.

(the “Company”)

AMENDMENT TO THE ARTICLES OF THE COMPANY

Pursuant to section 42(2)(a)(iv) of the British Columbia Business Corporations Act, the following is an extract of a resolution passed by the shareholders of the Company on July 19, 2021, which extract is to be attached to the Articles of the Company as effected on July 20, 2021.

“ALTERATION

UPON MOTION DULY MADE, IT WAS RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	the identifying name of all Common shares without par value, of which 14,434,603 Common shares are issued, be changed to Class A subordinate voting shares (the “Class A Shares”) without par value and the authorized share structure of the Company be altered accordingly;

2.	the authorized share structure of the Company be altered by creating an unlimited number of Class B proportionate voting shares without par value (the “Class B Shares”);

3.	the Articles of the Company be altered by adding as Article 27 and 28 the special rights and restrictions set out in Schedule “A” hereto;

4.	the Articles and Notice of Articles of the Company be altered accordingly, and the directors of the Company instruct its agents to file a Notice of Alteration to a Notice of Articles reflecting the above changes;

5.	any director or officer of the Company, signing alone, be authorized to execute and deliver all such documents and instruments, and to do such further acts, as may be necessary to give full effect to these resolutions or as may be required to carry out the full intent and meaning thereof;

6.	the Company hereby appoints DuMoulin Black Management Ltd. to act as its agent for filing the Notice of Alteration to a Notice of Articles as set out in paragraph 4 above.”

SCHEDULE “A”

ARTICLE 27 - SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO SUBORDINATE SHARES

27.1	Voting

The holders of Class A subordinate voting shares (“Subordinate Shares”) shall be entitled to receive notice of and to attend and vote at all meetings of shareholders of the Company except a meeting at which only the holders of another class or series of shares is entitled to vote. Each Subordinate Share shall entitle the holder thereof to one vote at each such meeting.

27.2	Alteration to Rights of Subordinate Shares

So long as any Subordinate Shares remain outstanding, the Company will not, without the consent of the holders of Subordinate Shares expressed by separate special resolution, alter or amend these Articles if the result of such alteration or amendment would:

(a)	prejudice or interfere with any right or special right attached to the Subordinate Shares; or

(b)	affect the rights or special rights of the holders of Subordinate Shares or Class B proportionate voting shares (“Proportionate Shares”) on a per share basis as provided for herein.

27.3	Dividends

The holders of Subordinate Shares shall be entitled to receive such dividends payable in cash or property of the Company as may be declared thereon by the directors from time to time. The directors may declare no dividend payable in cash or property on the Subordinate Shares unless the directors simultaneously declare a dividend payable in cash or property on the Proportionate Shares, in an amount per Proportionate Share equal to the amount of the dividend declared per Subordinate Share, multiplied by 6.25.

The directors may declare a stock dividend payable in Subordinate Shares on the Subordinate Shares, but only if the directors simultaneously declare a stock dividend payable in:

(a)	Proportionate Shares on the Proportionate Shares, in a number of shares per Proportionate Share equal to the amount of the dividend declared per Subordinate Share; or

(b)	Subordinate Shares on the Proportionate Shares, in a number of shares per Proportionate Share equal to the amount of the dividend declared per Subordinate Share, multiplied by 6.25.

27.4	Liquidation Rights

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company to its shareholders for the purposes of winding up its affairs, the holders of the Subordinate Shares shall be entitled to participate pari passu with the holders of Proportionate Shares, with the amount of such distribution per Subordinate Share equal to the amount of such distribution per Proportionate Share divided by 6.25.

27.5	Subdivision or Consolidation

The Subordinate Shares shall not be consolidated or subdivided unless the Proportionate Shares are simultaneously consolidated or subdivided utilizing the same divisor or multiplier.

27.6	Conversion of the Shares Upon An Offer

In the event that an offer is made to purchase Proportionate Shares, and such offer is:

(a)	required, pursuant to applicable securities legislation or the rules of any stock exchange on which: (i) the Proportionate Shares; or (ii) the Subordinate Shares which may be obtained upon conversion of the Proportionate Shares; may then be listed, to be made to all or substantially all of the holders of Proportionate Shares in a province or territory of Canada to which the requirement applies (such offer to purchase, an “Offer”); and

(b)	not made to the holders of Subordinate Shares for consideration per Subordinate Share equal to 1/6.25 of the consideration offered per Proportionate Share;

each Subordinate Share shall become convertible at the option of the holder into Proportionate Shares on the basis of 6.25 Subordinate Shares for one (1) Proportionate Share, at any time while the Offer is in effect until one day after the time prescribed by applicable securities legislation or stock exchange rules for the offeror to take up and pay for such shares as are to be acquired pursuant to the Offer (the “Subordinate Share Conversion Right”). For avoidance of doubt, fractions of Proportionate Shares may be issued in respect of any amount of Subordinate Shares in respect of which the Subordinate Share Conversion Right is exercised which is less than 6.25.

The Subordinate Share Conversion Right may only be exercised for the purpose of depositing the Proportionate Shares acquired upon conversion under such Offer, and for no other reason. If the Subordinate Share Conversion Right is exercised, the Company shall procure that the transfer agent for the Subordinate Shares shall deposit under such Offer the Proportionate Shares acquired upon conversion, on behalf of the holder.

To exercise the Subordinate Share Conversion Right, a holder of Subordinate Shares or his or her attorney, duly authorized in writing, shall:

(i)	give written notice of exercise of the Subordinate Share Conversion Right to the transfer agent for the Subordinate Shares, and of the number of Subordinate Shares in respect of which the Subordinate Share Conversion Right is being exercised;

(ii)	deliver to the transfer agent for the Subordinate Shares any share certificate or certificates representing the Subordinate Shares in respect of which the Subordinate Share Conversion Right is being exercised; and

(iii)	pay any applicable stamp tax or similar duty on or in respect of such conversion.

No certificates representing Proportionate Shares acquired upon exercise of the Subordinate Share Conversion Right will be delivered to the holders of Subordinate Shares. If Proportionate Shares issued upon such conversion and deposited under such Offer are withdrawn by such holder, or such Offer is abandoned, withdrawn or terminated by the offeror, or such Offer expires without the offeror taking up and paying for such Proportionate Shares, such Proportionate Shares and any fractions thereof issued shall automatically, without further action on the part of the holder thereof, be reconverted into Subordinate Shares on the basis of one (1) Proportionate Share for 6.25 Subordinate Shares, and the Company will procure that the transfer agent for the Subordinate Shares shall send to such holder a direct registration statement, certificate or certificates representing the Subordinate Shares acquired upon such reconversion. If the offeror under such Offer takes up and pays for the Proportionate Shares acquired upon exercise of the Subordinate Share Conversion Right, the Company shall procure that the transfer agent for the Subordinate Shares shall deliver to the holders of such Proportionate Shares the consideration paid for such Proportionate Shares by such Offeror.

ARTICLE 28 - SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO PROPORTIONATE SHARES

28.1	Voting

The holders of Proportionate Shares shall be entitled to receive notice of and to attend and vote at all meetings of shareholders of the Company except a meeting at which only the holders of another class or series of shares is entitled to vote. Subject to Articles 28.2 and 28.3, each Proportionate Share shall entitle the holder to 6.25 votes and each fraction of a Proportionate Share shall entitle the holder to the number of votes calculated by multiplying the fraction by 6.25 and rounding the product down to the nearest whole number, at each such meeting.

28.2	Alteration to Rights of Proportionate Shares

So long as any Proportionate Shares remain outstanding, the Company will not, without the consent of the holders of Proportionate Shares expressed by separate special resolution alter or amend these Articles if the result of such alteration or amendment would:

(a)	prejudice or interfere with any right or special right attached to the Proportionate Shares; or

(b)	affect the rights or special rights of the holders of Subordinate Shares or Proportionate Shares on a per share basis as provided for herein.

At any meeting of holders of Proportionate Shares called to consider such a separate special resolution, each Proportionate Share shall entitle the holder to one (1) vote and each fraction of a Proportionate Share will entitle the holder to the corresponding fraction of one (1) vote.

28.3	Shares Superior to Proportionate Shares

(a)	The Company may take no action which would authorize or create shares of any class or series having preferences superior to or on a parity with the Proportionate Shares without the consent of the holders of a majority of the Proportionate Shares expressed by separate ordinary resolution.

(b)	At any meeting of holders of Proportionate Shares called to consider such a separate ordinary resolution, each Proportionate Share will entitle the holder to one (1) vote and each fraction of a Proportionate Share shall entitle the holder to the corresponding fraction of one (1) vote.

28.4	Dividends

(a)	The holders of Proportionate Shares shall be entitled to receive such dividends payable in cash or property of the Company as may be declared by the directors from time to time. The directors may declare no dividend payable in cash or property on the Proportionate Shares unless the directors simultaneously declare a dividend payable in cash or property on the Subordinate Shares, in an amount equal to the amount of the dividend declared per Proportionate Share divided by 6.25.

(b)	The directors may declare a stock dividend payable in Proportionate Shares on the Proportionate Shares, but only if the directors simultaneously declare a stock dividend payable in: (i) Proportionate Shares on the Subordinate Shares, in a number of shares per Subordinate Share equal to the amount of the dividend declared per Proportionate Share divided by 6.25.

(c)	The directors may declare a stock dividend payable in Subordinate Shares on the Proportionate Shares, but only if the directors simultaneously declare a stock dividend payable in: (i) Subordinate Shares on the Subordinate Shares, in a number of shares per Subordinate Share equal to the amount of the dividend declared per Proportionate Share divided by 6.25.

(d)	Holders of fractional Proportionate Shares shall be entitled to receive any dividend declared on the Proportionate Shares, in an amount equal to the dividend per Proportionate Share multiplied by the fraction thereof held by such holder.

28.5	Liquidation Rights

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company to its shareholders for the purpose of winding up its affairs, the holders of the Proportionate Shares shall be entitled to participate pari passu with the holders of Subordinate Shares, with the amount of such distribution per Proportionate Shares equal to each of: (i) the amount of such distribution per Subordinate Share multiplied by 6.25.

28.6	Subdivision or Consolidation

The Proportionate Shares shall not be consolidated or subdivided unless the Subordinate Shares are simultaneously consolidated or subdivided utilizing the same divisor or multiplier.

28.7	Voluntary Conversion

Subject to the Conversion Limitation set forth in this Article 28.7, holders of Proportionate Shares shall have the following rights of conversion (the “Share Conversion Right”):

(a)	Right to Convert Proportionate Shares. Each Proportionate Share shall be convertible at the option of the holder into such number of Subordinate Shares as is determined by multiplying the number of Proportionate Shares in respect of which the Share Conversion Right is exercised by 6.25. Fractions of Proportionate Shares may be converted into such number of Subordinate Shares as is determined by multiplying the fraction by 6.25.

(b)	Conversion Limitation. Unless already appointed, upon receipt of a Conversion Notice (as defined below), the directors (or a committee thereof) shall designate an officer of the Company who shall determine whether the Conversion Limitation set forth in this Article shall apply to the conversion referred to therein (the “Conversion Limitation Officer”).

(c)	Foreign Private Issuer Status. The Company shall use commercially reasonable efforts to maintain its status as a “foreign private issuer” (as determined in accordance with Rule 3b-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the Company shall not give effect to any voluntary conversion of Proportionate Shares pursuant to this Article 28.7 or otherwise, and the Share Conversion Right will not apply, to the extent that after giving effect to all permitted issuances after such conversion of Proportionate Shares, the aggregate number of Subordinate Shares and Proportionate Shares (calculated on the basis that each Subordinate Share and Proportionate Share is counted once, without regard to the number of votes carried by such share) held of record, directly or indirectly, by residents of the United States (as determined in accordance with Rules 3b-4 and 12g3-2(a) under the Exchange Act (“U.S. Residents”) would exceed forty percent (40%) (the “40% Threshold”) of the aggregate number of Subordinate Shares and Proportionate Shares (calculated on the same basis) issued and outstanding (the “FPI Restriction”). The directors may by resolution waive this restriction for any individual transaction or increase the 40% Threshold to a number not to exceed fifty percent (50%), and if any such resolution is adopted, all references to the 40% Threshold herein shall refer instead to the amended percentage threshold set by the directors in such resolution.

(d)	Conversion Limitation. In order to give effect to the FPI Restriction, the number of Subordinate Shares issuable to a holder of Proportionate Shares upon exercise by such holder of the Share Conversion Right will be subject to the 40% Threshold based on the number of Proportionate Shares held by such holder as of the date of issuance of Proportionate Shares to such holder, and thereafter at the end of each of the Company’s subsequent fiscal quarters (each, a “Determination Date”), calculated as follows:

X = [A x 40% - B] x (C/D)

Where, on the Determination Date:

X = Maximum Number of Subordinate Shares which may be issued upon exercise of the Share Conversion Right.

A = Aggregate number of Subordinate Shares and Proportionate Shares issued and outstanding.

B = Aggregate number of Subordinate Shares and Proportionate Shares held of record, directly or indirectly, by U.S. Residents.

C = Aggregate Number of Proportionate Shares held by such holder.

D = Aggregate Number of All Proportionate Shares.

The Conversion Limitation Officer shall determine as of each Determination Date, in his or her sole discretion acting reasonably, the aggregate number of Subordinate Shares and Proportionate Shares held of record, directly or indirectly, by U.S. Residents, the maximum number of Subordinate Shares which may be issued upon exercise of the Share Conversion Right, generally in accordance with the formula set forth immediately above. Upon request by a holder of Proportionate Shares, the Company will provide each holder of Proportionate Shares with notice of such maximum number as at the most recent Determination Date, or a more recent date as may be determined by the Conversion Limitation Officer in its discretion. To the extent that issuances of Subordinate Shares on exercise of the Share Conversion Right would result in the 40% Threshold being exceeded, the number of Subordinate Shares to be issued will be pro-rated among each holder of Proportionate Shares exercising the Share Conversion Right.

Notwithstanding the provisions of Articles 28.7(d) and e), the directors may by resolution waive the application of the Conversion Restriction to any exercise or exercises of the Share Conversion Right to which the Conversion Restriction would otherwise apply, or to future Conversion Restrictions generally, including with respect to a period of time.

(e)	Disputes.

(i)	Any holder of Proportionate Shares who beneficially owns more than 5% of the issued and outstanding Proportionate Shares may submit a written dispute as to the calculation of the 40% Threshold or the FPI Restriction by the Conversion Limitation Officer to the directors with the basis for the disputed calculations. The Company shall respond to the holder within 5 (five) business days of receipt of the notice of such dispute with a written calculation of the 40% Threshold or the FPI Restriction, as applicable. If the holder and the Company are unable to agree upon such calculation of the 40% Threshold or the FPI Restriction, as applicable, within 5 (five) business days of such response, then the Company and the holder shall, within 1 (one) business day thereafter submit the disputed calculation of the 40% Threshold or the FPI Restriction to the Company’s independent auditor. The Company, at the Company’s expense, shall cause the auditor to perform the calculations in dispute and notify the Company and the holder of the results no later than 5 (five) business days from the time it receives the disputed calculations. The auditor’s calculations shall be final and binding on all parties, absent demonstrable error.

(ii)	In the event of a dispute as to the number of Subordinate Shares issuable to a holder of Proportionate Shares in connection with a voluntary conversion of Proportionate Shares, the Company shall issue to the holder of Proportionate Shares the number of Subordinate Shares not in dispute, and resolve such dispute in accordance with Article 28.7(f)(i).

(f)	Mechanics of Conversion. Before any holder of Proportionate Shares shall be entitled to voluntarily convert Proportionate Shares into Subordinate Shares in accordance with Articles 28.7(a) or (b), the holder shall surrender the certificate or certificates representing the Proportionate Shares to be converted at the head office of the Company, or the office of any transfer agent for the Proportionate Shares, and shall give written notice to the Company at its head office of his or her election to convert such Proportionate Shares and shall state therein the name or names in which the certificate or certificates representing the Subordinate Shares are to be issued (a “Conversion Notice”). The Company shall (or shall cause its transfer agent to) as soon as practicable thereafter, issue to such holder or his or her nominee, a certificate or certificates or direct registration statement representing the number of Subordinate Shares to which such holder is entitled upon conversion. Such conversion shall be deemed to have taken place immediately prior to the close of business on the day on which the certificate or certificates representing the Proportionate Shares to be converted is surrendered and the Conversion Notice is delivered, and the person or persons entitled to receive the Subordinate Shares issuable upon such conversion shall be treated for all purposes as the holder or holders of record of such Subordinate Shares as of such date.

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